Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Monro, Inc. of our report dated May 28, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Monro, Inc.’s Annual Report on Form 10-K for the year ended March 29, 2025.

/s/ PricewaterhouseCoopers LLP

Fairport, New York

August 12, 2025